EXHIBIT 99.1

SinglePoint Clarifies Earlier Release Concerning Frontline Power Solutions, a Multi-State Licensed Energy Services Company

-	Enters into Amended Purchase Agreement with Frontline Power Solutions and completes the initial closing for the acquisition of Frontline Power Solutions

-	Federal Government Allocates $350 Billion Towards Energy Efficiency Improvements in Commercial Buildings

PHOENIX, August 15, 2022 /PRNewswire/ -- SinglePoint Inc. (OTCQB: SING) ("SinglePoint'' or "the Company''), an acquisition-focused solar energy and sustainable solutions provider, announced today the completion of initial closing for the acquisition of Frontline Power Solutions, a Multi-State Licensed Energy Services Company (ESCO). The agreement provides for a two-phase closing of which we have now completed phase one with the initial payments completed and will proceed to phase two.

Frontline Power Solutions (FPS) is a comprehensive energy service Company with the ability to operate in deregulated markets across the country. Frontline Power is licensed in nine states and has applied for and is awaiting final approval in 12 additional states. Frontline provides Energy Supply Agreements to all sizes of commercial, industrial, and institutional properties. In addition to supplying direct agreements, FPS also lends its expertise to its clients to help reduce energy consumption, streamline energy portfolios, and offer other options to lower energy costs.

The strategic acquisition provides SinglePoint with access to an extensive portfolio of clients while giving those FPS clients reciprocal access to one of the nation’s leading solar power solutions companies and best-in-class customer service.

Wil Ralston, CEO of SinglePoint, said, "With the completion of our first investment and acquisition of minority interest in FPS, we believe FPS will round out our service offerings by providing tremendous opportunities in the deregulated energy markets. Through Energy Service Agreements or assistance with installing a client’s solar system, SinglePoint can now assist thousands of commercial clients in their solar transition.”

John Holmes, Founder and CEO of FPS, said, "Our focus has been supplying commercial energy contracts to large and small commercial, industrial, institutional, and property management firms. We facilitate substantial reductions in energy consumption and spending while streamlining logistical management of their energy portfolios. By joining with SinglePoint, our two companies benefit from economies of scale and monetizing opportunities more efficiently and quickly."

There are currently 26 U.S. states that offer deregulated power options which are expected to reach $9 Billion in annual industry revenues.

About Frontline Power Solutions (FPS)

Frontline Power Solutions (FPS) is a comprehensive energy solutions Company. They are equipped with industry experts who have been on the "frontline" of energy procurement, sales, marketing, analysis, and information technology in the power industry since the dawn of deregulation. The combined intellectual and leveraged resources translate to unmatched value to their customers. FPS provides full-service power supply solutions, including supply, billing, auditing, renewable energy supply, efficiency consulting, and incentive coordination for large or small enterprises.

About SinglePoint Inc (OTCQB:SING)

SinglePoint Inc.(www.singlepoint.com) is a renewable energy, and sustainable lifestyle Company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also actively exploring future growth opportunities in air purification, electric vehicle charging, solar as a subscription service, and additional energy efficiencies and appliances that enhance sustainability and a healthier life. For more information, visit the Company's website (www.singlepoint.com) and connect on social media for the latest updates.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, besides statements of fact included in this release, including, without limitation, statements regarding revenue projections, financing opportunities, potential plans and objectives of the Company, anticipated growth, and future expansion, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Technical and other complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Contact:

Tra-Digital IR

Investors@SinglePoint.com

(212) 389 - 9782 ext. 107

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